Exhibit 10.1
8080 Norton Parkway
Mentor, OH 44060
Phone 440 534-6000

May 25, 2023

Mitch Butier
[Address]
[Address]

Dear Mitch:

The Board of Directors and I are pleased to confirm the details of your new position as Executive Chairman of the Board, effective September 1, 2023.

Specific details of this offer are as follows:

Base Salary: Your base salary will be $1,000,000 effective September 1, 2023, paid pursuant to customary payroll practices. Your next salary review and any adjustment therefrom will be effective April 2024. Subsequent salary reviews will be conducted by the Board’s Talent and Compensation Committee (the “Committee”), with any approved changes made effective the following April, or on another date designated by the Company for a given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”), now with a target AIP opportunity of 120% of base salary, subject to applicable withholdings. Your 2023 AIP award will be prorated, with the first proration (January–August) based on your current base salary of $1,300,000 and your current AIP opportunity of 160% and the second proration (for the remainder of the year) based on your new base salary of $1,000,000 and your new AIP opportunity of 120%. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company. You will no longer be eligible for the AIP after fiscal year 2023.

Long-Term Incentive (LTI): You will continue to be eligible to be considered for an annual LTI award, with your new target opportunity and award vehicles to be determined in connection with the 2024 annual LTI grant. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Executive Benefits; Severance/Change of Control: Effective September 1, 2023, you will no longer receive an Executive Benefit Allowance, nor will you be eligible to participate in the Company’s Executive Severance Plan or Key Executive Change of Control Plan.

Stock Ownership Requirement: Your stock ownership requirement will remain 6X your base salary.

Exhibit 10.1
You will continue to be entitled to the benefits generally available to Company executives in accordance with applicable plan provisions.

As a condition of this new position, we need to receive a signed and dated copy of this letter.

Congratulations on your new role.

Sincerely,

/s/ Julia Stewart

Julia Stewart
Chair, Talent and Compensation Committee of the Board of Directors

cc: Deena Baker-Nel

Accepted by: /s/ Mitch Butier

Date: July 31, 2023